EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA)	Contact: Pin Pin Chau
FOR IMMEDIATE RELEASE	pchau@summitbk.com
770-454-0400

SUMMIT BANK CORPORATION ANNOUNCES QUARTERLY DIVIDEND

ATLANTA, Georgia (February 3, 2006) - Summit Bank Corporation (Nasdaq: SBGA) announced a quarterly dividend of $.10 per share payable to all shareholders of record on February 14, 2006, to be paid on February 24, 2006.

Summit recently announced record annual earnings of $6.11 million, or $1.07 diluted earnings per share, for 2005, compared to $5.15 million, or $0.91 diluted earnings per share, for 2004. Earnings for the fourth quarter of 2005 were $1.87 million, or $0.33 diluted earnings per share, compared to $1.20 million, or $0.22 diluted earnings per share, for the fourth quarter last year. Summit’s earnings resulted in a return on average shareholders’ equity of 17.36% in 2005 compared to 15.29% for 2004. Total assets were $526.3 million at December 31, 2005, down from $547.7 million at the end of 2004.

The Company’s wholly-owned subsidiary, The Summit National Bank, is an Atlanta-based community bank with full-service operations in the metropolitan areas of Atlanta, Georgia and the San Francisco Bay area of California, as well as a representative office in Shanghai, China. Summit recently announced the acquisition of the $112 million asset Concord Bank N. A. in Houston, Texas. That transaction is expected to close near the end of the first quarter of 2006. Summit also opened a loan production office in San Diego, California in January, 2006. The Summit National Bank’s niche specialties include international trade finance, small business lending and service to various ethnic markets, including Asian-American, European-American and Latin-American businesses. Summit provides its diverse customer base with a multi-lingual staff proficient in many languages.

Summit Bank Corporation stock is listed on the Nasdaq National Market under the symbol SBGA.

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